Exhibit 99.1
For Immediate Release
Contact: Gene Cassis, Vice President of Investor Relations, 508-482-2349
Waters Corporation Reports Third Quarter 2009 Results
Milford, Massachusetts, October 27, 2009 — Waters Corporation (NYSE/WAT) reported today third quarter 2009 sales of $374 million, a decrease of 3% over sales of $386 million in the third quarter of 2008. These quarterly sales include an adverse foreign currency translation impact of approximately 1%. On a GAAP basis, earnings per diluted share (E.P.S.) for the third quarter were $0.79, compared to $0.71 for the third quarter in 2008. On a non-GAAP basis, E.P.S. were up 3% to $0.81 in the third quarter of 2009 from $0.79 in the third quarter of 2008. A reconciliation of GAAP to non-GAAP E.P.S. is attached.
Through the first nine months of 2009, sales for the Company were $1,070 million, a decrease of 8% in comparison to sales of $1,157 million in the first nine months of 2008. Foreign currency translation contributed negatively to sales growth during the first nine months of 2009 and reduced sales by 4%. E.P.S. for the first nine months of 2009 were $2.26 compared to $2.21 for the comparable period in 2008. On a non-GAAP basis and including adjustments on the attached reconciliation, E.P.S grew 4% in the first nine months of 2009 to $2.33 from $2.24 in 2008.
Commenting on the quarter, Douglas Berthiaume, Chairman, President and Chief Executive Officer said, “Business trends in the third quarter suggest a stabilization of demand by our major end markets. Customer interest in our new products is encouraging and indicates that research-related spending may benefit our future results. Additionally, our focus on expense and balance sheet management is reflected in the third quarter’s financial results, including excellent cash flow generation in the quarter.”
As communicated in a prior press release, Waters Corporation will webcast its third quarter 2009 financial results conference call this morning, October 27, 2009 at 8:30 a.m. eastern time. To listen to the call, connect to www.waters.com, choose “Investor” and click on the Live Webcast. A replay of the call will be available through November 3, 2009, similarly by webcast and also by phone at 203-369-1708.
About Waters Corporation:
Waters Corporation creates business advantage for laboratory-dependent organizations by delivering practical and sustainable innovation to enable significant advancements in such areas as healthcare delivery, environmental management, food safety, and water quality worldwide.

Pioneering a connected portfolio of separations science, laboratory information management, mass spectrometry and thermal analysis, Waters technology breakthroughs and laboratory solutions provide an enduring platform for customer success.
With revenue of $1.58 billion in 2008 and 5,000 employees, Waters is driving scientific discovery and operational excellence for customers worldwide.
CAUTIONARY STATEMENT
This release may contain “forward-looking” statements regarding future results and events, including statements regarding expected financial results, future growth and customer demand that involve a number of risks and uncertainties. For this purpose, any statements that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words, “believes”, “anticipates”, “plans”, “expects”, “intends”, “appears”, “estimates”, “projects”, and similar expressions are intended to identify forward-looking statements. The Company’s actual future results may differ significantly from the results discussed in the forward-looking statements within this release for a variety of reasons, including and without limitation, the impact on demand among the Company’s various market sectors from current economic difficulties and possible recession; the impact of changes in accounting principles and practices or tax rates; shifts in taxable income in jurisdictions with different effective tax rates; the ability to access capital in volatile market conditions; the ability to successfully integrate acquired businesses; fluctuations in capital expenditures by the Company’s customers, in particular large pharmaceutical companies; regulatory and/or administrative obstacles to the timely completion of purchase order documentation; introduction of competing products by other companies and loss of market share; pressures on prices from competitors and/or customers; regulatory obstacles to new product introductions; lack of acceptance of new products; other changes in the demands of the Company’s healthcare and pharmaceutical company customers; changes in distribution of the Company’s products; risks associated with lawsuits and other legal actions, particularly involving claims for infringement of patents and other intellectual property rights; and foreign exchange rate fluctuations potentially affecting translation of the Company’s future non-U.S. operating results. Such factors and others are discussed more fully in the section entitled “Risk Factors” of the Company’s annual report on Form 10-K for the year ended December 31, 2008 and quarterly report on Form 10-Q for the period ended July 4, 2009 as filed with the Securities and Exchange Commission, which “Risk Factors” discussion is incorporated by reference in this release. The forward-looking statements included in this release represent the Company’s estimates or views as of the date of this release report and should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this release.

Waters Corporation and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	October 3, 2009	September 27, 2008	October 3, 2009	September 27, 2008

Net sales	$373,963	$386,310	$1,069,852	$1,156,793
Cost of sales (1) (5)	153,143	158,520	424,751	489,203

Gross profit	220,820	227,790	645,101	667,590

Selling and administrative expenses (1) (2) (3)	102,675	107,463	311,417	325,235
Research and development expenses	19,310	19,946	57,364	61,960
Purchased intangibles amortization	2,723	2,349	8,022	6,973

Operating income	96,112	98,032	268,298	273,422

Interest expense, net	(2,079)	(4,542)	(6,355)	(13,641)

Income from operations before income taxes	94,033	93,490	261,943	259,781

Provision for income taxes (4) (5)	18,097	21,987	42,753	36,655

Net income	$75,936	$71,503	$219,190	$223,126

Net income per basic common share	$0.80	$0.72	$2.28	$2.24

Weighted-average number of basic common shares	95,235	98,891	96,215	99,611

Net income per diluted common share	$0.79	$0.71	$2.26	$2.21

Weighted-average number of diluted common shares and equivalents	96,513	100,566	97,027	101,150

(1)	Included in selling and administrative expenses for the nine months ended October 3, 2009 are restructuring and other incremental costs of $1.0 million related to cost reduction plans. Included in cost of sales for the three and nine months ended September 27, 2008 are restructuring and other incremental costs of $1.2 million related to cost reduction plans.

(2)	Included in selling and administrative expenses for the nine months ended October 3, 2009 are lease termination costs and other incremental related costs of $5.9 million.

(3)	Included in selling and administrative expenses for the nine months ended October 3, 2009 are acquisition and other related costs of $1.3 million related to recent acquisitions.

(4)	Included in the provision for income taxes for the three and nine months ended September 27, 2008 is a one-time charge of $5.1 million related to restructuring certain legal entities. During the nine months ended October 3, 2009, $4.6 million of this charge was reversed as a result of changes in income tax regulations promulgated by the U.S. Treasury in February 2009.

(5)	During the second quarter of 2008, the Company identified errors originating in periods prior to the quarter ended June 28, 2008. The errors primarily relate to (i) an overstatement of the Company’s income tax expense of $16.3 million as a result of errors in recording its income tax provision in prior periods and (ii) an understatement of amortization expense of $8.7 million for certain capitalized software. The Company incorrectly calculated its provision for income taxes by tax-effecting a deferred tax liability utilizing a U.S. tax rate of 35% instead of an Irish tax rate of 10%. In addition, the Company incorrectly accounted for Irish-based capitalized software and the related amortization expense as a U.S. Dollar-denominated asset instead of Euro-denominated asset resulting in an understatement of amortization expense and cumulative translation adjustment. The correction of these errors is included in cost of sales and in the provision for income taxes for the nine months ended September 27, 2008.

Waters Corporation and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	October 3, 2009	September 27, 2008	October 3, 2009	September 27, 2008
Reconciliation of net income per diluted share, in accordance with generally accepted accounting principles, with adjusted results:

Net income per diluted share	$0.79	$0.71	$2.26	$2.21

Adjustment for purchased intangibles amortization, net of tax	1,960	1,639	5,787	4,917
Net income per diluted share effect	0.02	0.02	0.06	0.05

Adjustment for restructuring, net of tax	—	761	643	761
Net income per diluted share effect	—	0.01	0.01	0.01

Adjustment for lease termination costs, net of tax	—	—	3,723	—
Net income per diluted share effect	—	—	0.04	—

Adjustment for acquisition related costs, net of tax	—	—	1,078	—
Net income per diluted share effect	—	—	0.01	—

Adjustment for tax impact of restructuring certain legal entities	—	5,083	(4,555)	5,083
Net income per diluted share effect	—	0.05	(0.05)	0.05

Adjustment for out-of-period errors as described above, net of tax	—	—	—	(7,612)
Net income per diluted share effect	—	—	—	(0.08)

Adjusted net income per diluted share	$0.81	$0.79	$2.33	$2.24

The adjusted net income per diluted share presented above is used by the management of the Company to measure operating performance with prior periods and is not in accordance with generally accepted accounting principles (GAAP). The above reconciliation identifies items management has excluded as non-operational transactions. Management has excluded the purchased intangibles amortization, the restructuring charge, the lease termination costs, the acquisition related costs, the tax impact of restructuring certain legal entities and the adjustment for out-of-period errors and the related tax effects from its non-GAAP adjusted amounts since management believes that these items are not directly related to ongoing operations, thereby providing investors with information that helps to compare ongoing operating performance.

Waters Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands and unaudited)

	October 3, 2009	December 31, 2008

Cash, cash equivalents and short-term investments	578,148	428,522
Accounts receivable	289,650	291,763
Inventories	197,088	173,051
Other current assets	56,961	62,966
Total current assets	1,121,847	956,302

Property, plant and equipment, net	209,172	171,588
Other assets	554,542	495,008
Total assets	1,885,561	1,622,898

Notes payable and debt	144,650	36,120
Accounts payable and accrued expenses	287,564	253,386
Total current liabilities	432,214	289,506

Long-term debt	500,000	500,000
Other long-term liabilities	172,689	172,387
Total liabilities	1,104,903	961,893

Total equity	780,658	661,005
Total liabilities and equity	1,885,561	1,622,898